Exhibit 11

                     CARPENTER TECHNOLOGY CORPORATION
              PRIMARY EARNINGS PER COMMON SHARE COMPUTATIONS
          For the Three Months Ended September 30, 1996 and 1995
                   (in thousands, except per share data)



                                                   1996           1995
                                                   ----           ----
Net Income for Primary Earnings
-------------------------------
  Per Common Share
  ----------------
Net income                                       $  8,075       $ 11,906

Dividends accrued on convertible
  preferred stock, net of tax benefits               (391)          (400)
                                                 --------       --------
Net income for primary earnings
  per common share                               $  7,684       $ 11,506
                                                 ========       ========
Weighted Average Common Shares
------------------------------
Weighted average number of
  common shares outstanding                        16,617         16,381

Effect of shares issuable under
  stock option plans                                   95            157
                                                 --------       --------
Weighted average common shares                     16,712         16,538
                                                 ========       ========

Primary Earnings Per Common Share                $    .46       $    .70
---------------------------------                ========       ========



















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                                                                Exhibit 11

                     CARPENTER TECHNOLOGY CORPORATION
           FULLY DILUTED EARNINGS PER COMMON SHARE COMPUTATIONS
          For the Three Months Ended September 30, 1996 and 1995
                   (in thousands, except per share data)




                                                   1996           1995
                                                   ----           ----
Net Income for Fully Diluted
----------------------------
  Earnings Per Common Share
  -------------------------
Net income                                       $  8,075       $ 11,906

Assumed shortfall between common
  and preferred dividend                             (222)          (183)
                                                 --------       --------
Net income for fully diluted
  earnings per common share                      $  7,853       $ 11,723
                                                 ========       ========
Weighted Average Common Shares
------------------------------
Weighted average number of common
  shares outstanding                               16,617         16,381

Assumed conversion of preferred shares                905            917

Effect of shares issuable under
  stock option plans                                  122            192
                                                 --------       --------
Weighted average common shares                     17,644         17,490
                                                 ========       ========

Fully Diluted Earnings Per Common Share          $    .45       $    .67
---------------------------------------          ========       ========















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